Aston Funds
EXHIBIT TO ITEM 77 Q (1) (e)
Copies of any new or amended Registrant investment advisory contracts

1)	The following documents are included in Registrant's Form
485BPOS, dated December 15, 2015 (Accession No. 0001534424-
15-000411), and incorporated by reference herein:

*	Revised Schedules A and B to the Investment Advisory
Agreement between Aston Funds and Aston Asset Management,
LLC for ASTON/Value Partners Asia Dividend Fund.

2)	The following document is filed herewith:

*	Sub-Investment Advisory Agreement between Aston Asset
Management, LLC and Value Partners Hong Kong Limited.

3)	The following documents are included in Registrant's Form
485APOS, dated February 26, 2016 (Accession No. 0001193125-
16-482306), and incorporated by reference herein:

*	Interim Sub-Investment Advisory Agreement between Aston
Asset Management, LLC and GW&K Investment Management, LLC.